UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GREEN BRICK PARTNERS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2805 Dallas Parkway, Suite 400
Plano, TX 75093
April 29, 2020
Dear Green Brick Partners, Inc. Stockholder:
You are invited to attend our 2020 Annual Meeting of Stockholders, which will be held at 10:00 a.m., Central Time, on June 23, 2020 at our executive offices located at 2805 Dallas Parkway, Suite 400, Plano, TX.
Details of the business to be conducted at the meeting are described in the attached Notice of Annual Meeting of Stockholders and proxy statement.
Your vote is important, and we encourage you to vote whether or not you plan to attend the meeting. Please sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.
Also enclosed is a copy of our Annual Report on Form 10-K for the year ended December 31, 2019. I encourage you to read the Annual Report on Form 10-K for information about our performance in 2019.
We look forward to seeing you at the meeting.
Sincerely,
James R. Brickman
Chief Executive Officer and Director

2805 Dallas Parkway, Suite 400
Plano, TX 75093
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 29, 2020

The 2020 Annual Meeting of Stockholders of Green Brick Partners, Inc. (the “Annual Meeting”) will be held at 10:00 a.m., Central Time, on June 23, 2020 at our executive offices located at 2805 Dallas Parkway, Suite 400, Plano, TX 75093* for the following purposes:
1. To elect seven directors to serve until our 2021 Annual Meeting of Stockholders;
2. To ratify the appointment of RSM US LLP as our independent registered public accounting firm for 2020;
3. To approve a non-binding advisory vote on executive compensation; and
4. To act upon any other matters that may properly come before the meeting and any adjournment(s) or postponement(s) thereof.
Only stockholders of record of common stock at the close of business on April 28, 2020 (the “Record Date”) are entitled to receive this notice and to vote at the meeting.
To assure your representation at the meeting, please vote by telephone, on the Internet using the instructions on the proxy card, or by signing, dating and returning the proxy card in the postage-prepaid envelope provided.
By Order of the Board of Directors,

Richard A. Costello
Chief Financial Officer, Treasurer and Secretary

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about May 4, 2020.

This proxy statement and our 2019 Annual Report on Form 10-K are available at www.proxyvote.com.

* We currently intend to hold the Annual Meeting in person. However, we are actively monitoring the coronavirus, or COVID-19, pandemic and are sensitive to the public health and travel concerns that our stockholders may have, as well as protocols that federal, state, and local governments may impose. If it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual or hybrid meeting format, or changing the time, date or location of the Annual Meeting. Any such change will be announced via a press release available at our website, www.greenbrickpartners.com, under “News” and filed as additional proxy materials with the Securities and Exchange Commission.

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GREEN BRICK PARTNERS, INC. PROXY STATEMENT
VOTING INFORMATION
A proxy is solicited on behalf of the Board of Directors (the “Board”) of Green Brick Partners, Inc. (“Green Brick,” the “Company,” “we,” “us” or “our”) for use at the Annual Meeting to be held on June 23, 2020, beginning at 10:00 a.m., Central Time, at our executive offices located at 2805 Dallas Parkway, Suite 400, Plano, TX 75093, and at any adjournment(s) or postponement(s) thereof.

Who May Vote/Voting Rights
Stockholders of record of Green Brick’s common stock, par value $0.01 per share (“Common Stock”), at the close of business on April 28, 2020 (the “Record Date”) are entitled to receive the Notice of Annual Meeting and vote their shares at the meeting. A holder of Common Stock is entitled to one vote for each share of Common Stock held on the Record Date for each of the proposals set forth herein. There is no cumulative voting.
On the Record Date, 50,616,922 shares of Common Stock were outstanding.

Proposals and Board Recommendations
At the Annual Meeting you will be asked to vote on the following three proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal		Board Recommendations
Proposal 1:	To elect seven directors to serve until our 2021 Annual Meeting of Stockholders.	FOR each director nominee
Proposal 2:	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the 2020 fiscal year.	FOR
Proposal 3:	To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR
We will also consider other business that properly comes before the meeting in accordance with Delaware law and our Amended and Restated Bylaws.

How You May Vote
You are entitled to vote at the meeting if you are a stockholder of record of Common Stock on the Record Date. You may vote in person at the meeting, by automated telephone voting, on the Internet or by proxy.

To ensure that your shares are represented and voted at the Annual Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Annual Meeting in person, using one of the following three methods:
•Submit a Proxy via the Internet. Go to the web address www.proxyvote.com and follow the instructions for submitting a proxy via the Internet shown on the proxy card sent to you. You should be aware that there may be incidental costs associated with electronic access, such as your usage charges from your Internet access providers and telephone companies, for which you will be responsible.
•Submit a Proxy by Telephone. Dial 1-800-690-6903 and follow the instructions for submitting a proxy by telephone shown on the proxy card sent to you.
•Submit a Proxy by Mail. If you do not wish to submit your proxy by the Internet or by telephone, please complete, sign, date and mail the enclosed proxy card in the envelope provided. If you submit a proxy via the Internet or by telephone, please do not mail your proxy card.
The Internet and telephone proxy submission procedures are designed to authenticate your identity and to allow you to submit a proxy for your shares for the matters before our stockholders as described in this proxy statement and confirm that your voting instructions have been properly recorded.
Proxies submitted by telephone or via the Internet for the matters before our stockholders as described in this proxy statement must be received by 11:59 p.m., Eastern Time, on June 22, 2020, or such later time as may be established by the Board.

How You May Revoke or Change Your Vote
Your proxy may be revoked or changed at any time before its exercise if you:
◦deliver a signed, written revocation letter, dated later than the proxy, to Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093, Attention: Secretary;
◦deliver a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;
◦vote again by telephone or on the Internet prior to the meeting; or
◦attend the meeting and give notice to the inspector of election that you intend to vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.
If your shares are held in street name by a broker, bank, trust or other nominee, you must contact such organization and follow its procedures to revoke your proxy.

Attending the Annual Meeting and Voting in Person
If you plan to attend the Annual Meeting and vote in person, you will be given a ballot at the Annual Meeting. Please note that admission to the Annual Meeting is limited to our stockholders as of the Record Date.
For stockholders of record, upon your arrival at the meeting location, you will need to present identification to be admitted to the Annual Meeting. If you are a stockholder who is an individual, you will need to present government-issued identification showing your name and photograph (i.e., a driver’s license or passport), or, if you are representing an institutional investor, you will need to present government-issued photo identification and professional evidence showing your representative capacity for such entity. In each case, we will verify such documentation with our Record Date stockholder list.
For stockholders holding shares in the name of a broker, or beneficial owners, in addition to providing identification as outlined for record holders above, you will need a valid proxy from your broker, bank or other nominee or a recent brokerage statement or letter from your broker reflecting your stock ownership as of the Record Date. Otherwise, you will not be permitted to attend the Annual Meeting. If your shares are held in the name of a broker, bank or other nominee you must obtain and bring to the Annual Meeting a proxy card issued in your name from the broker, bank or other nominee to be able to vote at the Annual Meeting.

Difference between a Stockholder of Record and a Beneficial Owner
If your shares are registered in your name with Green Brick’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the “stockholder of record” of those shares. In such case, the Notice of Annual Meeting and proxy statement and any accompanying documents have been provided directly to you by Green Brick.
If your shares are not registered in your own name and, instead, your broker, bank, trust or other nominee holds your shares, you are a “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. The Notice of Annual Meeting and proxy statement and any accompanying documents have been forwarded to you by your broker, bank, trust or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

Vote Required for Approval
Election of Directors (Proposal 1). The election of the seven director nominees to hold office until the 2021 Annual Meeting of Stockholders and the due election and qualification of their respective successors, or such director nominee’s death, removal or resignation, will be determined by a plurality vote of the shares voting thereon, meaning the director nominee with the most affirmative votes for a particular slot is elected for that slot. Our certificate of incorporation does not permit stockholders to cumulate their votes. If you submit a properly executed proxy to us the Company and the proxy indicates that you “WITHHELD” your vote for one or more of the director nominees, the shares subject to the proxy will not be voted for that director nominee or those director nominees and will be voted “FOR” the remaining director nominee(s), if any. Shares not represented at the meeting have no effect on the election of directors.
Ratification of Appointment of Independent Registered Public Accounting Firm for 2020 (Proposal 2). The affirmative vote of holders of at least a majority of the shares of Common Stock issued, present and voting at the Annual Meeting with respect to this proposal is required for the approval of this proposal. You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on Proposal 2. Shares not represented at the meeting and proxies marked “ABSTAIN” with regard to this proposal have no effect on this proposal.
Approval of Advisory Vote on Executive Compensation (Proposal 3). Notwithstanding the advisory nature of this proposal, the resolution to approve, on an advisory basis, the overall executive compensation policies and procedures employed by Green Brick for its named executive officers, will be deemed approved and passed, upon the affirmative vote of holders of at least a majority of the shares of Common Stock issued, present and voting at the Annual Meeting. You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on Proposal 3. Shares not represented at the meeting and proxies marked “ABSTAIN” have no effect on this proposal. While the outcome of the vote on this proposal will not be binding on the Board, the Board will review and consider the voting results when determining future executive compensation decisions.
Voting Procedures
Quorum – The presence at the Annual Meeting of stockholders, in person or by proxy, representing a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business at the meeting. In general, shares of Common Stock either represented in person at the meeting or by a properly signed and returned proxy card, or properly voted by telephone or on the Internet, will be counted as present and entitled to vote at the meeting for purposes of determining the existence of a quorum. Proxies received but marked as abstentions (or “withhold authority” with respect to one or more directors) and broker non-votes (as defined below) will be included in the voting power considered to be present at the meeting for purposes of determining a quorum.
Delivery of Proxy Without Selection – Proxies will be voted as specified by the stockholder. If you sign and return your proxy without making any selections, your shares will be voted (i) “FOR” each of the Board’s director nominees, (ii) “FOR” the ratification of RSM US LLP (“RSM”) as our independent registered public accounting firm for 2020 and (iii) “FOR” approval of the say on pay resolution. If other matters properly come before the meeting, James R. Brickman and Richard A. Costello will have the authority to vote on those matters for you at their discretion. As of the date of this proxy, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement. If a nominee cannot or will not serve as a director, the proxy may be voted for another person as Mr. Brickman or Mr. Costello decide.
What is a Broker Non-Vote and what is its Impact– If you are a beneficial owner, and your shares are held in the name of a broker, your broker may not use discretionary authority to vote your shares on any matter that is not considered to be a “routine” matter. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are not counted as votes cast with respect to a matter on which the nominee has expressly not voted. Please vote your proxy so your vote can be counted.
The table below reflects whether a broker can use discretionary authority to vote your shares on the proposal and the impact of such broker non-vote on the outcome of such proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote
Election of Directors	No	None
Ratification of RSM as Auditor	Yes	Not Applicable
Say on Pay	No	None

BOARD OF DIRECTORS AND GOVERNANCE

Board Structure and Composition
Our Amended and Restated Bylaws provide that the number of directors will be fixed from time to time pursuant to a resolution adopted by our Board of Directors (the “Board”). Our Board currently has seven members. Directors are elected by plurality vote of the shares voting thereon. If a vacancy occurs, including as a result of an increase in the authorized number of directors, the vacant directorship may be filled by the affirmative vote of a majority of the remaining directors. Each director holds office until the next annual stockholder meeting or until the due election and qualification of his or her successor, or until such director’s death, removal or resignation.
Our current Board is comprised of:

James R. Brickman	Elizabeth K. Blake	Kathleen Olsen
David Einhorn	John R. Farris	Richard S. Press
Harry Brandler
Each of the Company’s current directors is seeking re-election at the Annual Meeting. Information about the nominees is set forth in “Proposal 1: Election of Directors” in this proxy statement.

Director Independence
Under the Nasdaq Listing Standards, independent directors are required to constitute a majority of the Board. Our Board makes a formal determination each year as to which of our directors and director nominees are independent. The Board has determined that the following directors or director nominees are independent within the meaning of the Nasdaq Listing Standards: Elizabeth K. Blake, John R. Farris, Kathleen Olsen and Richard S. Press.
In making its determination regarding the independence of Mr. Brandler, Ms. Olsen and Mr. Press, the Board considered that each of these individuals has invested in limited partnership interests in funds managed by Greenlight Capital, Inc. or its affiliates. We refer to these funds as the “Greenlight Funds”. However, because none of these directors has received any compensation from the Greenlight Funds, the Board has determined that such interests would not interfere with the exercise of independent judgment in carrying out the responsibilities of such directors.

Board Meetings/Attendance at Annual Meeting
The Board held six (6) meetings in 2019. Each director attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the committees on which the director served. Under our Corporate Governance Guidelines, directors are expected to attend Board meetings and meetings of committees on which they serve. Director attendance is not required at annual meetings of stockholders. Three (3) members of the Board attended the 2019 Annual Meeting of Stockholders.

Board Leadership Structure
The positions of Chairman and CEO are held by two different individuals. David Einhorn serves as the Company’s Chairman and James R. Brickman serves as the Company’s CEO. Separating these positions allows our CEO to focus on our day-to-day business and operations, while allowing our Chairman to lead the Board in its fundamental role of providing advice to and oversight of management. The Chairman provides leadership to our Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Chairman sets the board agendas, in consultation with our CEO and the other officers and directors, facilitates communications among and information flow to directors, has the power to call special meetings of our Board and stockholders and presides at meetings of our Board and stockholders. The Chairman also advises and counsels our CEO and other officers. Pursuant to our Corporate Governance Guidelines, the non-employee directors and independent directors meet in executive session, without management present, at each of the regularly scheduled meetings of the Board, and at such other times as may be determined by a majority of the independent directors. In addition, at least once a year, only independent, non-employee directors shall meet in executive session. The Company does not currently have a lead independent director.

Board’s Role in Risk Oversight
The Governance and Nominating Committee is responsible for assisting the Board and its other committees that oversee specific risk-related issues and serves as a resource to management by overseeing the Company’s enterprise risk management function, including those related to information technology security.
The Governance and Nominating Committee meets periodically with key members of management to review the Company’s business and agree upon its strategy and the risks involved with such strategy. Management and the Governance and Nominating Committee discuss the amount of risk the Company is willing to accept related to implementing our strategy. On a periodic basis management meets directly with the Governance and Nominating Committee to provide an update on key risks and their processes and systems to manage the risks. The Governance and Nominating Committee reviews and approves management’s enterprise risk policies, procedures and practices and periodically reviews and reports to the Board (a) the magnitude of all material business risks, (b) the enterprise risk policies, procedures and practices in place to manage material risks and (c) the overall effectiveness of the risk management process.
The Board approves actions surrounding our capital structure, debt agreements, and legal settlements to the extent applicable, and approves the annual budget. Key finance and accounting management meet directly with the Board to provide an update on our financial results. The

Board regularly assesses management’s response to critical risks and recommends changes to management, including changes in leadership, where appropriate.
The Board delegates responsibility for overseeing certain financial risks to the Audit Committee. The Audit Committee monitors the quality and integrity of our financial statements and our compliance with legal and regulatory requirements. The Audit Committee is also responsible for understanding the Company’s financial risk assessment and risk management policies. The Audit Committee also reviews and approves the annual audit plan and regularly reports to the Board. For additional information with respect to the Audit Committee, see “Board of Directors and Governance — Board Committees — Audit Committee” in this proxy statement.

Board Committees
The Audit Committee, Compensation Committee and Governance and Nominating Committee have been established by the Board to comply with the applicable rules and regulations of the SEC and the Nasdaq Listing Standards. Each of our standing committees is comprised solely of independent directors. The table below sets forth the directors appointed to each of the committees:

Independent Director	Audit Committee	Compensation Committee	Governance and Nominating Committee
Elizabeth K. Blake		Member	Chair
John R. Farris	Member		Member
Kathleen Olsen	Chair	Member	Member
Richard S. Press	Member	Chair
Audit Committee
Independence – The Board has determined that each member of the Audit Committee is independent under the Nasdaq Listing Standards and meets the enhanced independence standards for audit committee members required by the Nasdaq Listing Standards and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). In addition, the Board has determined that all members of the Audit Committee are financially literate under the Nasdaq Listing Standards and Ms. Olsen has been determined to be an “audit committee financial expert” as such term is defined in the rules and regulations of the SEC.
Charter – The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available in the Investors & Governance section of our website at www.greenbrickpartners.com. In accordance with its charter, the Audit Committee has responsibility for, among other things:
•retaining, compensating, overseeing and terminating any registered public accounting firm in connection with the preparation or issuance of an audit report, and approving all audit services and any permissible non-audit services provided by the independent registered public accounting firm;

•receiving direct reports from any registered public accounting firm engaged to prepare or issue an audit report;
•reviewing and discussing annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;
•reviewing with the independent registered public accounting firm any audit issues and management’s response;
•discussing earnings releases, financial information and earnings guidance provided to analysts and rating agencies;
•periodically meeting separately with management, internal auditors and the independent registered public accounting firm;
•establishing procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•obtaining and reviewing, at least annually, an independent registered public accounting firm report describing the independent registered public accounting firm internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent registered public accounting firm or any inquiry by governmental authorities;
•approving and recommending to the Board the hiring of any employees or former employees of the independent registered public accounting firm;
•retaining independent counsel and other outside advisors, including experts in the area of accounting, as it determines necessary to carry out its duties; and
•reporting regularly to the full Board with respect to any issues raised by the foregoing.
The Audit Committee held four (4) meetings in 2019. For additional information regarding the responsibilities of the Audit Committee, see “Board of Directors and Governance — Board’s Role in Risk Oversight” in this proxy statement.
Compensation Committee
Independence – The Board has determined that each member of the Compensation Committee is independent under the Nasdaq Listing Standards and meets the enhanced independence standards for compensation committee members required by the Nasdaq Listing Standards.
Charter – The Compensation Committee operates under a written charter adopted by the Board, which is available in the Investors & Governance section of our website at

www.greenbrickpartners.com. In accordance with its charter, the Compensation Committee has responsibility for, among other things:
•reviewing key employee compensation policies, plans and programs;
•reviewing and approving the compensation of the Chief Executive Officer and other executive officers of the Company and its subsidiaries;
•reviewing and approving any employment contracts or similar arrangements between the Company and any executive officer of the Company;
•reviewing and consulting with the Chairman and Chief Executive Officer of the Company concerning performance of individual executives and related matters;
•reviewing and making recommendations to the Board regarding director compensation; and
•administering the Company’s stock plans, incentive compensation plans and other similar plans that the Board may from time to time adopt and exercising all the powers, duties and responsibilities of the Board with respect to the plans.
The Compensation Committee held four (4) meetings in 2019.
Governance and Nominating Committee
Independence – The Board has determined that each member of the Compensation Committee is independent under the Nasdaq Listing Standards.
Charter – The Governance and Nominating Committee operates under a written charter adopted by the Board, which is available in the Investors & Governance section of our website at www.greenbrickpartners.com. The Governance and Nominating Committee has responsibility for, among other things:
•recommending to the Board proposed nominees for election to the Board by the stockholders at annual meetings, including an annual review as to the re-nominations of incumbents and proposed nominees for election by the Board to fill vacancies that occur between stockholder meetings;
•reviewing and approving or ratifying related party transactions under the Company’s Related Party Policy;
•making recommendations to the Board regarding corporate governance matters and practices; and
•assisting the Board and its other committees that oversee specific risk-related issues and serving as a resource to management by overseeing the Company’s enterprise risk management function, including risks related to information technology security.
The Governance and Nominating Committee held four (4) meetings in 2019.

Communications with the Board
Stockholders or other interested parties may communicate with one or more members of the Board by writing to the Board or a specific director at:
Board of Directors (or specific director)
Green Brick Partners, Inc.
2805 Dallas Parkway, Suite 400
Plano, TX 75093

Communications addressed to individual Board members will be forwarded by the Secretary to the individual addressee. Any communications addressed to the Board will be forwarded by the Secretary to the Chairman of the Board.

Stockholder Recommendations for Director Candidates and Director Qualifications
Directors are nominated by the Governance and Nominating Committee of the Board, or by the entire Board acting as such. Stockholders can suggest qualified candidates for director by giving written notice to our Secretary at Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093. The notice should include the name and qualifications of the candidate and any supporting material the stockholder feels is appropriate. In considering any candidate proposed by a stockholder, the Governance and Nominating Committee will reach a conclusion based on the Board’s established criteria. The Governance and Nominating Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance and Nominating Committee.
Although there are no minimum qualifications for nominees, the charter of the Governance and Nominating Committee requires that the Governance and Nominating Committee select nominees to become directors based on an assessment of the fulfillment of necessary independence requirements for the composition of the Board; the highest ethical standards and integrity; a willingness to act on and be accountable for Board decisions; an ability to provide wise, informed and thoughtful counsel to top management on a range of issues; and individual backgrounds that provide a diverse portfolio of experience and knowledge commensurate with the Company’s needs. Although no formal policy currently exists, the Governance and Nominating Committee seeks to promote through the nomination process an appropriate diversity of experience, expertise, education, perspective, age, gender and ethnicity, and includes such diversity considerations when appropriate in connection with potential nominees.
A stockholder who wishes to nominate a person for the election of directors must ensure that the nomination complies with our Bylaw provisions on making stockholder nominations at an annual meeting of stockholders. For information regarding stockholder proposals for our 2021 Annual Meeting of Stockholders, see the section entitled “Other Matters — Stockholder Proposals for the 2021 Annual Meeting” in this proxy statement.

Other Corporate Governance Matters
Corporate Governance Guidelines. The Board has voluntarily adopted Corporate Governance Guidelines. Our Corporate Governance Guidelines describe our corporate governance practices and policies and provide a framework for our Board governance. Corporate Governance Guidelines are available in the Investors & Governance section of our website at www.greenbrickpartners.com.
Code of Business Conduct and Ethics. The Company has adopted a Code of Business Conduct and Ethics that applies to our directors and to all of our employees, including the Chief Executive Officer and the Chief Financial Officer. This Code of Business Conduct and Ethics is posted on our website at www.greenbrickpartners.com. Any waivers of, or amendments to, our Code of Business Conduct and Ethics will be posted on our website and reported as required by the SEC.

Related Person Transaction Approval Policy
The Company has adopted a written policy for the review, approval and ratification of transactions with related persons. The policy covers related party transactions between us and any of our senior managers and directors or their respective affiliates, director nominees, 5% or greater security holders or family members of any of the foregoing. Related party transactions covered by this policy are reviewed by our Governance and Nominating Committee to determine whether the transaction is in our best interests and the best interests of our stockholders. As a result, approval of related party business will be denied if, among other factors, it is determined that the proposed transaction is not fair and reasonable and on terms no less favorable to Green Brick than could be obtained in a comparable arms-length transaction with an unrelated third party.

Transactions with Related Persons
Since January 1, 2019, the Company had related party transactions through the normal course of business. These transactions include the following:
In 2012, we formed Centre Living Homes, LLC (“Centre Living”), a builder that focuses on luxury townhomes in the Dallas, Texas market. Trevor Brickman, the son of Green Brick’s Chief Executive Officer, is the President of Centre Living. From January 1, 2015 until December 31, 2019, Trevor Brickman’s ownership interest was 50% and Green Brick had 51% voting control over the operations of Centre Living. Effective December 31, 2019, we, through our wholly owned subsidiary, CLH20, LLC (“CLH20”), acquired the remaining membership and voting interests in our subsidiary, Centre Living, and we contributed certain real estate inventory assets to CLH20. Subsequently, Trevor Brickman, as the prior owner of a portion of the membership and voting interests in Center Living, acquired a ten percent membership and voting interest in CLH20 for $3.6 million. As a result, as of December 31, 2019, CLH20 was an indirect subsidiary in which the Company owned a ninety percent membership interest and a ninety percent voting interest. During 2019, compensation paid to Trevor Brickman totaled approximately $160,000.

In March 2016, we purchased undeveloped land for an 83-lot community, Academy Street in Atlanta. Simultaneously, we entered into a partnership agreement with an entity affiliated with the president of The Providence Group of Georgia, LLC (“TPG”) to develop the community for sale of the lots to TPG under GRBK Academy LLC. Capital contributions, capital distributions and profits were shared 80% for us and 20% for the affiliated entity. As of December 31, 2019, the total capital contributions were $11.7 million. As of December 31, 2019, the total capital distributions paid from the partnership were $14.8 million. In 2018 the affiliated entity ceased its activity.
In March 2016, we purchased undeveloped land for a 73-unit townhome community, Suwanee Station in Atlanta. Simultaneously, we entered into a partnership agreement with an entity affiliated with the president of TPG to develop the land to sell the lots to TPG under GRBK Suwanee Station LLC. Capital contributions, capital distributions and profits were shared 50% for us and 50% for the affiliated entity. As of December 31, 2019, the total capital contributions were $2.5 million. As of December 31, 2019, total capital distributions paid from the partnership were $3.3 million. In 2019 the affiliated entity ceased its activity.
GRBK GHO Homes, LLC (“GRBK GHO”) leases office space from entities affiliated with the president of GRBK GHO. During the year ended December 31, 2019, GRBK GHO incurred a lease cost of $0.1 million under such lease agreements. As of December 31, 2019, there were no amounts due to the affiliated entities related to such lease agreements. In addition, GRBK GHO receives title closing services on the purchase of land and third-party lots from an entity affiliated with the president of GRBK GHO. During the year ended December 31, 2019, GRBK GHO incurred de minimus fees related to such title closing services. As of December 31, 2019, no amounts were due to the title company affiliate.

DIRECTOR COMPENSATION
Annual Retainer
For the first quarter of 2019, all non-employee independent directors received compensation based on an annual retainer equal to $140,000. The annual retainer was allocated 50% to cash ($70,000) and 50% to shares of restricted Common Stock ($70,000). In March 2019, the Board increased the annual retainer for all non-employee directors, other than to Mr. Einhorn, to $170,000. The cash portion of the annual retainer increased to $80,000, effective April 1, 2019, paid quarterly in arrears, and the non-cash portion was increased to $90,000 in shares of restricted Common Stock, effective upon reelection to the Board. Each independent director has the option prior to the annual meeting to elect all or a portion of his or her cash compensation payable during the year to be in the form of shares of restricted Common Stock. The option to elect all or a portion of their compensation payable during the year must be made by December 31st immediately preceding the next annual meeting. To the extent a director elects to receive shares of restricted Common Stock in lieu of cash, such restricted stock is granted on the annual meeting date upon the director’s election and vests on the earlier of the first anniversary of the grant date or the date of the Company’s next annual meeting of stockholders, provided that the director is then serving on the Board. If the director’s service terminates prior to the vesting date due to death, the shares of restricted Common Stock will become fully vested on the date of the director’s death.
Mr. Brandler, who previously served as the Chief Financial Officer of Greenlight Capital, Inc. from December 2001 to January 2019, received cash compensation based on annual retainer rate of $50,000 through the first quarter 2019. Commencing second quarter 2019, Mr. Brandler was compensated on the same basis as all of our other non-employee independent directors. For 2019, Mr. Einhorn received an annual cash retainer equal to $50,000 and did not receive any equity.
Board Committee Fees
During 2019, each of the Board committee chairs received an additional annual committee chair retainer of $20,000, $10,000 and $10,000 for the Audit Committee, Compensation Committee and Governance and Nominating Committee, respectively, payable quarterly.

2019 Director Compensation
The following table sets forth information regarding the compensation of our directors for 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
David Einhorn	50,000	-	50,000
James R. Brickman(3)	-	-	-
Elizabeth K. Blake (4)	1,426	179,199	180,625
Harry Brandler	72,509	89,595	154,604
John R. Farris	77,509	89,595	164,604
Kathleen Olsen(5)	97,509	89,595	184,604
Richard S. Press(6)	71,842	89,595	148,937
(1)Amount reflects the amount of annual retainer paid in cash and the cash received in lieu of partial shares for the equity portion of the annual retainer. As discussed above, directors may elect to receive shares of restricted Common Stock in lieu of the cash portion of the annual retainer.
(2)On May 22, 2019, each of our non-employee directors, other than Mr. Einhorn, was awarded shares of restricted Common Stock to pursuant to the 2014 Equity Plan. The restricted stock awards become fully vested on the earlier to occur of (i) the first anniversary of the grant date, or (ii) the date of our 2020 Annual Meeting. If the director’s service terminates prior to the vesting date due to death, the shares of restricted Common Stock will become fully vested on the date of the director’s death. The grant date fair value of the restricted stock awards is included in the table in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock unit awards and the option awards, refer to Note 9 to our financial statements for the year ended December 31, 2019, which are included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC. As of December 31, 2019, these were the only outstanding equity awards held by our non-employee directors.
(3)As an employee of the Company, Mr. Brickman does not receive any additional compensation for his service as a director.
(4)Ms. Blake elected to receive the cash portion of her annual retainer in shares. As deferral elections can only be made annually, cash received reflects the portion of the increased annual retainer which was not deferred. Includes $10,000 for her service as Chair of the Governance and Nominating Committee.
(5)Includes $20,000 for her service as Chair of the Audit Committee.
(6)Mr. Press elected to receive a portion of his 2018-2019 annual retainer in shares of restricted Common Stock, which was awarded in May 2018 and fully vested at the 2019 Annual Meeting. Amount includes $10,000 for his service as Chair of the Compensation Committee.

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees — Qualifications and Background
The following individuals are nominated as directors for terms expiring at the 2021 Annual Meeting of Stockholders: David Einhorn, James R. Brickman, Elizabeth K. Blake, Harry Brandler, John R. Farris, Kathleen Olsen and Richard S. Press. Each of these individuals is currently serving as a director of the Company. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. Each nominee elected as a director will continue in office until the 2021 Annual Meeting of Stockholders and the due election and qualification of their respective successors, or such nominee’s death, removal or resignation. If any nominee is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for another person nominated by the Board. In making its recommendation to the Board for a slate of directors for election by the Company’s stockholders, the Governance and Nominating Committee considered the criteria described in “Board of Directors and Governance — Stockholder Recommendations for Director Candidates and Director Qualifications” in this proxy statement. The biographies of each of the director nominees below contain information regarding age, the year they first became directors, business experience, other public company directorships held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Governance and Nominating Committee to determine that they should serve as directors of the Company.
David Einhorn — Mr. Einhorn, age 51, has served as one of our directors since May 2006. Since 1996, Mr. Einhorn has been the President of Greenlight Capital, Inc., which along with its affiliates is investment advisor to our principal stockholders. Mr. Einhorn serves as Chairman of Greenlight Capital Re, Ltd., a public reinsurance holding company (Nasdaq: GLRE). Mr. Einhorn received a Bachelor of Arts degree in Government from Cornell University.
The Board has nominated Mr. Einhorn because he provides the Board with crucial investment expertise and business experience.
James R. Brickman — Mr. Brickman, age 68, has served as one of our directors since October 2014, was the founding manager and advisor of each of JBGL Capital LP since 2008 and JBGL Builder Finance LLC since 2010 (collectively “JBGL”), and is our Chief Executive Officer. Prior to forming JBGL in 2008, Mr. Brickman was a manager of various joint ventures and limited partnerships that developed/built low and high-rise office buildings, multifamily and condominium homes, single family homes, entitled land and supervised a property management company. He previously also served as Chairman and Chief Executive Officer of Princeton Homes Ltd. and Princeton Realty Corporation that developed land, constructed single family custom homes and managed apartments it built. Mr. Brickman has over 40 years’ experience in nearly all phases of real estate construction, development and real estate finance property management. He received a B.B.A. and M.B.A. from Southern Methodist University.

The Board has nominated Mr. Brickman because of his substantial experience in residential land development, the homebuilding industry and management, as well as intimate knowledge of the Company’s business and operations.
Elizabeth K. Blake — Ms. Blake, age 68, has served as one of our directors since September 2007. Before retiring, Ms. Blake served as Senior Vice President — Advocacy, Government Affairs & General Counsel of Habitat For Humanity International Inc. from 2006 to 2014. Ms. Blake served on the board of directors of Patina Oil & Gas Corporation from 1998 through its sale to Noble Energy in 2005. From March 2003 to 2005, Ms. Blake was the Executive Vice President — Corporate Affairs, General Counsel and Corporate Secretary for US Airways Group, Inc. From April 2002 through December 2002, Ms. Blake served as Senior Vice President and General Counsel of Trizec Properties, Inc., a public real estate investment trust. Ms. Blake served as Vice President and General Counsel of General Electric Power Systems from 1998 to 2002. From 1996 to 1998, Ms. Blake served as Vice President and Chief of Staff of Cinergy Corp. Ms. Blake received a Bachelor of Arts degree with honors from Smith College and her Juris Doctor from Columbia Law School, where she was a Harlan Fiske Stone Scholar. Ms. Blake was awarded an Honorary Doctorate of Technical Letters by Cincinnati Technical College and an Honorary Doctorate of Letters from the College of Mt. St. Joseph. From 1982 to 1984, she was an associate with Frost & Jacobs, a law firm in Cincinnati, Ohio and a partner from 1984 to 1996. From 1977 to 1982, she was with the law firm of Davis Polk & Wardwell in New York. She is past Chair of the Ohio Board of Regents.
The Board has nominated Ms. Blake because she provides the Board with extensive executive, managerial and leadership and corporate governance and risk management experience, her experience as a director of public, private and non-profit corporations and her knowledge of the homebuilding industry.
Harry Brandler — Mr. Brandler, age 48, has served as one of our directors since October 2014. Before retiring, Mr. Brandler served as the Chief Financial Officer of Greenlight Capital, Inc. from December 2001 to January 2019. Prior to joining Greenlight Capital, Inc., from 2000 to 2001, Mr. Brandler served as Chief Financial Officer of Wheatley Partners, a venture capital firm, where he oversaw the firm’s back office operations and restructured the firm’s marketing, client relations and technology. From 1996 to 2000, Mr. Brandler served as a Manager at Goldstein, Golub & Kessler, where he provided audit, tax and consulting services to investment partnerships and other financial organizations and where he was promoted to Manager in January 1999. Mr. Brandler received a B.S. in Accounting from New York University in 1993. Mr. Brandler was admitted as a Certified Public Accountant in New York in 1996.
The Board has nominated Mr. Brandler because of his substantial knowledge and experience in the areas of finance, accounting and management.
John R. Farris — Mr. Farris, age 47, has served as one of our directors since October 2014. Since 2007, Mr. Farris has been the founder and President of Commonwealth Economics, LLC. Prior to forming Commonwealth Economics, LLC, from 2006 to 2007, Mr. Farris served as Secretary of the Finance and Administration Cabinet for the Commonwealth of Kentucky. From 2008 to 2012, Mr. Farris served as an adjunct Professor of Economics and Finance at Centre College in Danville, Kentucky. Mr. Farris previously worked at the Center for Economics

Research at the Research Triangle Institute, the World Bank and the International Finance Corporation. He currently sits on the board of directors for Kentucky Employers Mutual Insurance and the Kentucky Retirement System and previously served on the board of directors for Farmers Capital Bank Corporation, a financial holding company (Nasdaq: FFKT), from 2011 to 2016. Mr. Farris received a B.S. from Centre College in 1995 and a M.P.A. from Princeton University in 1999.
The Board has nominated Mr. Farris because he brings to the Board a wealth of knowledge and experience in economics and finance and his experience with other boards.
Kathleen Olsen — Ms. Olsen, age 48, has served as one of our directors since October 2014. Since 2011, Ms. Olsen has been a private investor. From 1999 through 2011, Ms. Olsen served as Chief Financial Officer of Eminence Capital, LLC, a long/short global equity fund. From 1993 to 1999, Ms. Olsen served as audit manager, specializing in investment partnerships, at Anchin, Block & Anchin LLP, a public accounting firm located in New York City. Ms. Olsen received a Bachelor of Science degree with honors from the State University of New York at Albany. Ms. Olsen is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and New York State Society of Certified Public Accountants.
The Board has nominated Ms. Olsen because she has extensive knowledge of accounting and a background in finance which enables her to make valuable and important contributions to the Board.
Richard S. Press — Mr. Press, age 81, has served as one of our directors since October 2014. Before retiring, Mr. Press was a Senior Vice President at Wellington Management from 1994 to 2006, where he started and built the firm’s insurance asset management practice. Prior to that, Mr. Press was a Senior Vice President of Stein Roe & Farnham from 1982 to 1994 and Scudder Stevens and Clark from 1964 to 1982. Mr. Press has been a board member of Millwall Holdings PLC and Millwall Football Club, London since 2010; and has served as a member of the Board of Overseers of Beth Israel Deaconess Medical Center (Boston) since 2007. Previously, he served on various committees of the Controlled Risk Insurance Company and the Risk Management Foundation from 2006 to 2017; served as a board member of the Housing Authority Insurance Group from 2008 to December 2014; and served as a board member and Chairman of each of Transatlantic Holdings, a reinsurance holding company (NYSE: TRH), from August 2006 to March 2012 and Pomeroy IT Solutions, an information technology company (Nasdaq: PMRY), from July 2007 to November 2009. He was a founding member of the Board of Governors and the Advisory Board of the National Pediatric Multiple Sclerosis Center, Stony Brook University and Medical School, New York (2001 – 2013). Mr. Press currently serves as Chairman of the Anesthesia Associates of Massachusetts (“AAM”) and has been a member of its board of directors since December 2015 and in 2017 was elected to the board of directors of GMPCI Insurance, Ltd., a wholly-owned subsidiary of AAM. Mr. Press earned a B.A. in Economics from Brown University in 1960; and after serving in the US Army, he received his M.B.A. from Harvard Business School in 1964.
The Board has nominated Mr. Press because of his extensive background in finance and his public company board and committee experience.

Board Voting Recommendation
The Board recommends that stockholders vote “FOR” the election of each director nominee.
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee of our Board has appointed RSM to continue to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
RSM has served as the Company’s independent registered public accounting firm since August 2016. The Audit Committee considers RSM to be well qualified and believes that the continued retention of RSM is in the best interests of us and our stockholders. We are asking our stockholders to ratify the selection of RSM as our independent registered public accounting firm for 2020. Although stockholder ratification of the selection of RSM is not required by our Bylaws or otherwise, the Board is submitting the appointment of RSM to our stockholders for ratification as a matter of good corporate practice. In the event our stockholders do not ratify the selection of RSM, the Audit Committee may in its discretion reconsider the selection of RSM. Ratification of the selection of RSM will not limit the Audit Committee’s authority to terminate the engagement of RSM or direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
We expect a representative of RSM to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and will also be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees
Fees for professional services provided by RSM for the fiscal years ended 2019 and 2018, including related expenses, are as follows:

	2019	2018
Audit fees (1)	$759,839	736,275
Audit-related fees (2)	—	210,437
Tax fees	—	—
All other fees	—	—
Total fees	$759,839	$946,712
(1)Audit fees for 2019 and 2018 include fees for professional services rendered by RSM for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, review of the Company’s condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit of the Company’s internal control over financial reporting.

(2)Audit-related fees for 2018 include fees for audits of the financial statements of GRBK GHO Homes, LLC, as well as fees related to consents and a comfort letter related to our secondary offering.

Audit Committee Approval of Audit and Non-Audit Services
The Audit Committee pre-approves all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Any tax consultation or other consulting services proposed to be provided by RSM are considered for approval by the Audit Committee on a project-by-project basis. Non-audit and other services provided by the independent registered public accounting firm will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence.

Board Voting Recommendation
The Board recommends that stockholders vote “FOR” ratification of the appointment of RSM as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

AUDIT COMMITTEE REPORT
The Audit Committee selects, evaluates and, where deemed appropriate, replaces Green Brick’s independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms and all permitted non-audit services.
The Audit Committee also oversees the accounting and financial reporting processes of Green Brick on behalf of the Board. Management is primarily responsible for Green Brick’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Green Brick’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), evaluating and reporting upon the effectiveness of internal controls and issuing a report on Green Brick’s consolidated financial statements.
In fulfilling its responsibilities, the Audit Committee reviewed Green Brick’s audited financial statements for fiscal 2019 and held discussions with management and the Company’s independent registered public accounting firm, RSM US LLP (“RSM”) regarding the quality of the accounting principles reflected in the financial statements. In the discussions related to Green Brick’s consolidated financial statements for fiscal year 2019, management represented to the Audit Committee, and RSM concurred, that Green Brick’s consolidated financial statements for fiscal 2019 were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee discussed the consolidated financial statements with RSM.
The Audit Committee discussed with RSM matters required to be discussed by American Institute of Certified Public Accountants Auditing Standard No. 114. RSM also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB’s Independence Standards Board Standard No. 1 regarding RSM’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with RSM the accounting firm’s independence.
Based upon the Audit Committee’s review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended December 31, 2019 be included in Green Brick’s annual report for filing with the SEC.
The Audit Committee:
Kathleen Olsen, Chair
John R. Farris
Richard S. Press
April 18, 2020

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to herein as the Dodd- Frank Act and with Section 14A of the Exchange Act, the Board is providing stockholders with a non-binding advisory vote on the Company’s executive compensation as reported in this proxy statement. Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the stockholders of Green Brick Partners, Inc. hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, under the section of this proxy statement entitled “Executive Compensation Information.”
Stockholders are encouraged to carefully review the “Executive Compensation Information” section of this proxy statement, which includes scaled executive compensation disclosure and the executive compensation tables. Our executive compensation programs play a key role in our ability to attract and retain a highly experienced, successful team to manage our Company and deliver strategic and financial results. We have designed our executive compensation programs utilizing a pay-for-performance philosophy and primarily compensate our named executive officers through a combination of base salary, short-term incentives, in the form of discretionary annual cash bonuses, and long-term incentives, in the form of equity-based compensation. We believe our executive compensation programs are structured to support our business objectives.
While the vote on executive compensation is non-binding and solely advisory in nature, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Board Voting Recommendation
The Board recommends that stockholders vote “FOR” adoption of the resolution approving the compensation of our named executive officers.

EXECUTIVE COMPENSATION INFORMATION

Commencing in 2018, the Company qualified as a “smaller reporting company” under new rules adopted by the SEC. Accordingly, the Company has elected to now provide scaled executive compensation disclosure that satisfies the requirements applicable to the Company in its new status as a smaller reporting company. Under the scaled disclosure obligations, the Company is not required to provide, among other things, Compensation Discussion and Analysis and certain other tabular and narrative disclosures relating to executive compensation.

The Company’s named executive officers (“NEOs”) for 2019 are:
•James R. Brickman, Chief Executive Officer of the Company;
•Richard A. Costello, Chief Financial Officer of the Company; and
•Jed Dolson, President of Texas Region of the Company.

Mr. Brickman is an NEO based on his position as the Company’s Chief Executive Officer. Messrs. Costello and Dolson are NEOs by reason of being the Company’s two most highly compensated executive officers other than its Chief Executive Officer who were serving as executive officers as of December 31, 2019.

James R. Brickman – Mr. Brickman’s biographical information is set forth in “Proposal 1: Election of Directors” in this proxy statement.

Richard A. Costello – Mr. Costello, age 61, has been our Chief Financial Officer since April 2015. From January 2015 until his appointment as Chief Financial Officer, Mr. Costello served as our Vice President of Finance. Mr. Costello has over 25 years of financial and operational experience in all aspects of real estate management. Since 2007, Mr. Costello has been a private investor. Previously, he worked for 16 years at GL Homes of Florida, one of the largest private developers and homebuilders in Florida. There he served as Chief Financial Officer and Chief Operating Officer as well as in other senior financial management roles. Prior to joining GL Homes, Mr. Costello worked for six years as AVP-Finance of Paragon Group, a regional commercial real estate developer, and for four years as an auditor for KPMG LLP. Mr. Costello received a B.S. in Accounting from the University of Central Florida and his M.B.A. from Kellogg School of Northwestern University.

Jed Dolson – Mr. Dolson, age 42, has been the President of Texas Region of the Company since October 2017. Prior to that time, he was Head of Land Acquisition and Development from September 2013. From March 2010 to September 2013, Mr. Dolson served as a managing member of Pecos One LLC, a consulting firm that provided services to JBGL. Prior to joining the Company, Mr. Dolson worked for three years at Jones & Boyd Engineering and later he served five years as Director of Development for a local private residential developer. Mr. Dolson received a B.S. degree in Civil Engineering from Texas A&M University and a M.S. in Civil Engineering from Stanford University.

Summary Compensation Table
The following table summarizes the total compensation awarded to, earned by, or paid to each of the Company’s NEOs during the fiscal years ended December 31, 2019 and December 31, 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
James R. Brickman, Chief Executive Officer	2019	1,416,667	—	700,000	750,137	10,400	2,877,204
	2018	1,400,000	—	700,000	700,000	2,922	2,802,922
Richard A. Costello, Chief Financial Officer	2019	400,000	—	160,000	200,000	9,400	769,400
	2018	400,000	—	150,000	160,000	10,042	720,042
Jed Dolson, President of Texas Region	2019	550,000	100,000	550,000	550,000	20,600	1,770,660
	2018	550,000	275,000	263,288	275,000	21,837	1,385,125
1
(1)In connection with his new employment agreement, Mr. Brickman’s base salary was increased effective November 1, 2019 from $1,400,000 to $1,500,000.
(2)Reflects the 50% cash component of the discretionary bonuses awarded to Mr. Dolson by the Compensation Committee with respect to his performance in each of 2019 and 2018. The 50% stock component of each of the discretionary bonuses is included in the Stock Awards column in the year in which the stock was awarded. See note 4 below for the full amount of the discretionary bonuses.
(3)The amounts in this column represent the aggregate grant date fair value of the Common Stock issued to Messrs. Brickman, Costello and Dolson in accordance with FASB ASC Topic 718 in each of 2019 and 2018. For additional information on the valuation assumptions regarding the restricted stock unit awards and the option awards, refer to Note 9 to our financial statements for the year ended December 31, 2019, which are included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC. With respect to Mr. Brickman and Mr. Dolson, the amount in “2019 Stock Awards” includes $700,000 and $550,000, respectively, in stock-based compensation that was granted in March 2019 as the 50% portion of the bonus for 2018 performance which was inadvertently included in the reported amounts for “2018 Stock Awards” in last year’s proxy statement. Shares are fully vested upon issuance. Amounts for 2018 have been revised accordingly.
(4)On March 12, 2019, the Compensation Committee approved (i) the following annual incentive bonuses to the NEOs for 2018 performance, which was payable 50% in cash and 50% in stock: Mr. Brickman - $1,400,000; Mr. Dolson - $550,000; and Mr. Costello - $320,000 and (ii) a discretionary bonus to Mr. Dolson of $550,000, which was payable 50% in cash and 50% in stock. On March 13, 2020, the Compensation Committee approved (i) the following annual incentive bonuses to the NEOs for 2019 performance, which was payable 50% in cash and 50% in stock: Mr. Brickman - $1,500,274; Mr. Dolson - $1,100,000; and Mr. Costello - $400,000 and (ii) a discretionary bonus to Mr. Dolson of $200,000, which was payable 50% in cash and 50% in stock. In accordance with the SEC rules, the cash component of the annual incentive bonus is reflected in the “Non-Equity Incentive Plan Compensation” column in the year for which compensation was awarded, the cash component of the discretionary bonus to Mr. Dolson is reflected in the “Bonus” column in the year for which compensation was awarded and the stock component is reflected in the “Stock Awards” column in the year in which the stock was awarded.
(5)The table below includes items of All Other Compensation paid to the NEOs in 2019. Amounts from prior year have been revised to reflect that each of the NEOs only participates in group life, health, hospitalization and disability plans that do not discriminate in scope, terms or operation in favor of executive officers or directors of the company and that are available generally to all salaried employees.
All Other Compensation

Name	HSA Employer Contribution ($)	401(k) Employer Match ($)	Car and Cell Phone Allowance ($)	Total
James R. Brickman	2,000	8,400	—	10,400
Richard A. Costello	1,000	8,400	—	9,400
Jed Dolson	2,000	8,400	10,200	20,600

Narrative Accompanying Summary Compensation Table
Employment Agreements
We have entered into an employment agreement with each of our NEOs, as described below.
James R. Brickman
In connection with the consummation of our acquisition of JBGL Builder Finance LLC and its consolidated subsidiaries and affiliated companies and JBGL Capital Companies on October 27, 2014, Mr. Brickman entered into an employment agreement with us pursuant to which Mr. Brickman was engaged to serve as our Chief Executive Officer and as a member of the Board. The initial term of the Brickman Employment Agreement was five years. On July 22, 2019, we entered into a new employment with Mr. Brickman for a term of an additional five years (the “Brickman Employment Agreement”) which was effective upon expiration of his prior employment agreement. The new Brickman Employment Agreement is materially consistent with the expired agreement, with the exception that (i) it increased Mr. Brickman’s base salary to $1,500,000 as of November 1, 2019, (ii) increased his annual bonus targets and (iii) provided a new change of control payment provision (see discussion under “Potential Payments Upon Termination of Employment or Change in Control – Brickman Employment Agreement” below). The annual bonus target award will equal (i) 133% of Mr. Brickman’s base salary for November and December 2019 (in addition to his target under his prior employment agreement) and for 2020, (ii) 180% of his base salary for 2021, (iii) 206.7% of his base salary for 2022, (iv) 220% of his base salary for 2023 and (v) 233% of his base salary for 2024. However, if the Employment Agreement is not renewed at the end of the employment period, Mr. Brickman will be entitled to a prorated bonus for 2024 based on the actual performance results for that year. The annual bonus may be payable partially in cash and partially in equity, as determined by the Board. During the employment period, Mr. Brickman is also eligible to participate in all retirement, compensation and employee benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to senior executives of the Company (other than severance plans, policies, practices or programs).
Richard A. Costello
On December 11, 2018, in connection with the expiration of Mr. Costello’s prior employment agreement, we entered into a new employment agreement, effective January 15, 2019, with Mr. Costello (the “Costello Employment Agreement”). The Costello Employment Agreement extends Mr. Costello’s employment as the Chief Financial Officer for an additional two years, subject to possible further extensions thereafter. The Costello Employment Agreement establishes Mr. Costello’s annual base salary at $400,000. He is also eligible to receive an annual bonus with a target amount equal to 100% of his annual base salary contingent upon achievement of performance goals, such as EBITDA targets, established by the Compensation Committee and assessed solely in the discretion of the Compensation Committee. Any annual bonus is payable partially in cash and partially in equity, as determined by the Compensation Committee in its sole discretion. During the employment period, Mr. Costello is also eligible to participate in all retirement, compensation and employee benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to senior executives of the Company (other than severance plans, policies, practices or programs).
Jed Dolson
In connection with Mr. Dolson’s promotion and the expiration of his prior employment agreement, the Company entered into a new employment agreement (the “Dolson Employment Agreement”) with Mr. Dolson, effective as of October 27, 2017. The term of the Dolson Employment Agreement is three years, subject to further extensions thereafter, and the terms of the Dolson Employment Agreement are largely consistent with the expired agreement. The Dolson Employment Agreement increased Mr. Dolson’s annual base salary to $550,000. He is eligible to receive an annual bonus, awarded under the 2014 Equity Plan, with a target award equal to 200% of his base salary and will be based upon and subject to the achievement of annual performance goals established under the 2014 Equity Plan within the first 90 days of each fiscal year during the employment period. The bonus may be payable partially in cash and partially in equity, as determined by the Board. Under the Dolson Employment Agreement, Mr. Dolson may also become eligible for a special bonus in connection with his performance, payable partially in cash and partially in equity, or a combination thereof, as determined by the Board. The special bonus may be subject to a vesting and/or payment schedule, as determined by the Board. During the employment period, Mr. Dolson is also eligible to participate in all retirement, compensation and employee benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to senior executives of the Company (other than severance plans, policies, practices or programs). Mr. Dolson also continues to be eligible to receive a car, cell phone and toll road allowance.
Annual Incentive Awards
Target Annual Bonus Awards – For 2019, our NEOs had the following target annual bonus awards: Mr. Brickman - $1,500,274; Mr. Dolson - $1,100,000; and Mr. Costello - $400,000 as set forth in their respective employment agreements.
Performance Metrics – For 2019, the annual bonus award for each of our NEOs was based partially upon the Company’s attainment of quantitative metrics and partially upon the executive’s attainment of Compensation Committee approved qualitative metrics. For Mr. Brickman and Mr. Costello, the Compensation Committee established company-wide pre-tax income (“Company Pre-Tax Income“) as the quantitative metric and allocated $560,000 for Mr. Brickman and $160,000 for Mr. Costello of his respective target award for achievement of the quantitative metric. For Mr. Dolson, the Compensation Committee established pre-tax income by the Company’s Texas controlled builders (“Texas Pre-Tax Income”) as the quantitative metric and allocated $550,000 of his target award for achievement of the quantitative metric. With respect to each of the quantitative metrics (Company Pre-Tax Income and Texas Pre-Tax Income), the Compensation Committee set three performance levels: (i) a minimum performance level, below which no portion of the quantitative bonus would be earned, (ii) a second performance level, which would earn 33% of the portion of the quantitative bonus and (iii) a target performance level, above which 100% of the quantitative bonus would be earned. The target performance level was set at a challenging level that was reasonably attainable if the Company met its performance objectives.

In March 2020, the Compensation Committee reviewed the performance of the Company and, based on the audited financial statements filed with the Company’s Form 10-K, determined that each of the Company Pre-Tax Income for 2019 and the Texas Pre-Tax Income for 2019 exceeded the target performance level set at the beginning of the year. The Compensation Committee then reviewed the performance of each NEO against the qualitative metrics previously approved. Based on these two evaluations, the Compensation Committee awarded each of Messrs. Brickman, Costello and Dolson 100% of his respective target award, payable 50% in cash and 50% in shares of stock. The portion that was payable in stock was granted as an “Other Stock-Based Award” under the 2014 Equity Plan, calculated at the Fair Market Value (as defined in the 2014 Equity Plan) of stock as of the award date and the shares were fully vested upon grant.
Dolson Discretionary Bonus
For 2019 performance, the Compensation Committee also approved an additional discretionary bonus of $200,000 to Mr. Dolson, payable 50% in shares of Common Stock and 50% in cash, in recognition of Mr. Dolson’s successful efforts in growing the Company’s Texas operations and oversight of the Company’s land development.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth the outstanding equity awards for the Company’s NEOs as of December 31, 2019.

	Option Awards
Named Executive Officers	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Share)	Option Expiration Date
James R. Brickman	500,000		$7.4861	10/27/2024
Richard A. Costello
Jed Dolson

(1)On October 27, 2014, Mr. Brickman was granted stock options to purchase 500,000 shares of Common Stock, which vest and became exercisable in five substantially equal installments on each of the first five anniversaries of the date of grant.

Potential Payments Upon Termination of Employment or Change in Control
The Company’s NEOs are eligible for severance payments under certain circumstances as set forth in their respective employment agreements as described in the following narrative and illustrated in the accompanying table below.
Brickman Employment Agreement
In the event that Mr. Brickman’s employment is terminated by the Company without Cause (as defined in the Brickman Employment Agreement), other than due to death or Disability (as defined in the Brickman Employment Agreement), or Mr. Brickman resigns for Good Reason (as defined in the Brickman Employment Agreement), subject to Mr. Brickman’s execution of a release of claims in a form reasonably determined by us and compliance with the material terms of his employment agreement or any other agreement between us and Mr. Brickman, we will provide Mr. Brickman with severance in an amount equal to two times the sum of his base salary and his target bonus for the year of termination. However, if Mr. Brickman’s employment is terminated by the Company without Cause or by Mr. Brickman for Good Reason within two years following a Change in Control (as defined in the Brickman Employment Agreement), his severance amount will be three times the sum of his base salary and his target bonus for the year of termination. The Brickman Employment Agreement provides for a “best net” approach in the event that severance and other payments and benefits in connection with a Change in Control result in “excess parachute payments” under Internal Revenue Code Section 280G. Under a “best net” approach, Mr. Brickman’s payments and benefits will be reduced to avoid triggering excise tax if the reduction would result in a greater after-tax amount for Mr. Brickman compared to the amount he would receive net of the excise tax if no reduction were made. Mr. Brickman will not be entitled to severance upon the expiration of the term of employment. We may require repayment of any bonus and equity-based compensation paid by us in a prior fiscal year if we are required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Mr. Brickman is subject to (1) a 12-month post-termination non-competition covenant relating to competitors of the Company, (2) a 12-month post-termination non-solicitation covenant in respect of our employees, consultants, vendors, customers and similar business relationships and (3) perpetual confidentiality and non-disparagement covenants.
Costello Employment Agreement
In the event that Mr. Costello’s employment is terminated by the Company without Cause (as defined in the Costello Employment Agreement) (other than due to death or Disability (as defined in the Costello Employment Agreement)) or Mr. Costello’s resignation for Good Reason (as defined in the Costello Employment Agreement), subject to Mr. Costello’s (i) execution of a release of claims in a form reasonably determined by the Company and (ii) compliance with the material terms of the Costello Employment Agreement or any other agreement between the Company and Mr. Costello, in addition to certain accrued obligations, the Company will provide Mr. Costello with severance in an amount equal to $400,000, which amount is payable in a lump sum cash payment, and a pro-rated bonus for the year in which termination occurs based on actual performance results for such year, which amount is payable in the year immediately following the year in which the termination occurs when the bonus would have otherwise been paid in accordance with the terms of the applicable plan (the “Pro-Rated Bonus”). If Mr. Costello’s employment terminates by reason of the expiration of the term of employment, Mr. Costello will be entitled to receive the Pro-Rated Bonus, subject to Mr. Costello’s (i) execution of a release of claims in a form reasonably determined by the Company and (ii) compliance with the material terms of the Costello Employment Agreement or any other agreement between the Company and Mr. Costello. The Company may require repayment of any bonus and equity-based compensation paid by the Company in a prior Company fiscal year if the Company is required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Mr. Costello is subject to a (i) 12-month post-termination non-competition covenant relating to competitors of the Company, (ii) 12-month post-termination non-solicitation covenant in respect of employees, consultants, vendors, customers and similar business relationships of the Company and (iii) perpetual confidentiality and non-disparagement covenants.
Dolson Employment Agreement
In the event that Mr. Dolson’s employment is terminated by the Company without Cause (as defined in the Dolson Employment Agreement) (other than due to death or Disability (as defined in the Dolson Employment Agreement)) or Mr. Dolson resigns for Good Reason (as defined in the Dolson Employment Agreement), subject to Mr. Dolson’s (i) execution of a release of claims in a form reasonably determined by the Company and (ii) compliance with the material terms of the Dolson Employment Agreement or any other agreement between the Company and Mr. Dolson, in addition to certain accrued obligations, the Company will provide Mr. Dolson with severance in an amount equal to one and one half times the sum of (x) his base salary and (y) his annual bonus in respect of the year preceding the year of termination. Mr. Dolson will not be entitled to severance upon the expiration of the term of employment. The Company may require repayment of any bonus and equity-based compensation paid by the Company in a prior Company fiscal year if the Company is required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Mr. Dolson is subject to a (i) 12-month post-termination non-competition covenant relating to competitors of the Company, (ii) 12-month post-termination non-solicitation covenant in respect of employees, consultants, vendors, customers and similar business relationships of the Company and (iii) perpetual confidentiality and non-disparagement covenants.

Assuming a termination of employment (including due to expiration of the term) occurred as of December 31, 2019, each of Messrs. Brickman, Costello and Dolson would be entitled to receive the payment and benefits set forth in the following table. As discussed above, if either Mr. Brickman, Costello or Dolson was terminated by the Company for Cause, if such NEO terminated without Good Reason, or if their employment was terminated due to death or Disability, such NEO would only be entitled to accrued obligations.

	James R. Brickman	Richard A. Costello	Jed Dolson
Termination by the Company without Cause/Resignation by Executive for Good Reason
• A cash severance payment equal to $6,000,548, calculated as two times (2x) the sum of (i) base salary ($1,500,000) plus (ii) target bonus for year of termination ($1,500,274).
• Full acceleration of outstanding unvested stock options on a termination without Cause only. (1)
		• A cash severance payment equal to $400,000. • A pro-rata bonus for the year of termination ($400,000).	• A cash severance payment equal to $1,650,000, calculated as one and one-half times (1.5x) the sum (i) base salary ($550,000) plus (ii) bonus in respect of prior year ($1,100,000).
Termination by the Company without Cause/Resignation by Executive for Good Reason following a Change in Control	• A cash severance payment equal to $9,000,822, calculated as three times (3x) the sum (i) base salary $1,500,000 plus (ii) target bonus for year of termination ($1,500,274).
	• Full acceleration of outstanding unvested stock options on a termination without Cause only.	• Same as above.	• Same as above.
Expiration of Term	• Accrued Obligations only.	• A pro-rata bonus for the year of termination ($320,000).	• Accrued Obligations only.
(1) Based on the closing price per share of the Common Stock on December 31, 2019, the last business day of the year, which was equal to $11.48, the acceleration of Mr. Brickman’s unvested stock options would have been worth $1,996,950.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about our Common Stock that may be issued as of December 31, 2019 under the 2014 Equity Plan, which is our only existing equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	1,656,703
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	1,656,703

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of Green Brick’s Common Stock as of April 15, 2020, by:
•each person who is known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock;
•each current member of the Board and director nominees;
•each of the Company’s named executive officers included in the Summary Compensation Table; and
•all current members of the Board and the Company’s current executive officers as a group.
For purposes of this table, the number of shares beneficially owned is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. To the Company’s knowledge, except as otherwise indicated in the footnotes below, the reporting person has sole voting and dispositive power with respect to all shares beneficially owned.
As of April 15, 2020, there were 50,616,922 shares outstanding.

Beneficial Owner	Number of Shares of Common Stock	Total Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
James R. Brickman (1)	1,781,074	2,281,074	4.5%
Richard A. Costello	68,584	68,584	*
Jed Dolson	185,010	185,010	*
David Einhorn (2)	8,922	24,127,590	47.7%
Elizabeth K. Blake	138,366	158,167	*
Harry Brandler (3)	39,076	39,076	*
John R. Farris	128,870	128,870	*
Kathleen Olsen	57,164	57,164	*
Richard S. Press	68,623	78,523	*
All Directors and Executive Officers as a group, 9 persons (4)	2,465,390	27,084,058	53.1%
Greenlight Capital Inc. and its affiliates (2) 2 Grand Central Tower 140 East 45th Street, 24th Floor New York, NY 10017	24,127,590	24,127,590	47.7%
________________________________
* Less than 1% of outstanding shares.
Unless otherwise indicated, the address for all beneficial owners is c/o Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093.

(1) Includes (i) 500,000 shares issuable upon exercise of vested stock options and (ii) 40,000 shares held by the Brickman Living Trust (the “Living Trust”), of which Mr. Brickman is a trustee and potential beneficiary. Mr. Brickman disclaims beneficial ownership of the shares of the Company directly held by the Living Trust, except to the extent of his pecuniary interest therein.
(2) The shares owned by Greenlight Capital Inc. et al. is based solely on the Schedule 13D (Amendment No. 14) filed with the SEC on July 5, 2018 by Greenlight Capital Inc. and DME Advisors GP, LLC. Greenlight Capital, Inc. is the investment manager for Greenlight Capital Qualified, L.P., Greenlight Capital, L.P. and Greenlight Capital Offshore Partners, and as such has shared voting and dispositive power over: (i) 4,731,203 shares held by Greenlight Capital Qualified, L.P., (ii) 869,410 shares held by Greenlight Capital, L.P. and (iii) 7,232,208 shares held by Greenlight Capital Offshore Partners. DME Capital Management, LP (“DME Management”) is the investment manager for Greenlight Capital (Gold), LP, Greenlight Capital Offshore Master (Gold) Ltd., and as such has shared voting and dispositive power over (i) 3,708,995 shares held by Greenlight Capital (Gold), LP and (ii) 4,110,059 shares held by Greenlight Capital Offshore Master (Gold), Ltd. DME Advisors GP, LLC (“DME GP”) is the general partner of DME Advisors, LP and DME Management, and as such has shared voting and dispositive power over 11,285,847 shares. David Einhorn, one of our directors, is the principal of Greenlight Capital, Inc., DME Advisors, LP, DME Management and DME GP, and as such has voting and dispositive power over 24,118,668 shares held by these affiliates of Greenlight Capital, Inc. Mr. Einhorn disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.
(3) Includes 29,176 shares held by Brandler LLC, of which Mr. Brandler is a manager. Mr. Brandler disclaims beneficial ownership of the shares of the Company directly held by Brandler LLC, except to the extent of his pecuniary interest therein.
(4) Includes (i) 500,000 shares issuable upon exercise of vested stock options held by Mr. Brickman and (ii) 24,118,668 shares held by Greenlight Capital, Inc., and its affiliates described in Note 2, for which one of our directors, David Einhorn may be deemed to beneficially own due to his indirect voting and dispositive power over such shares.

OTHER MATTERS
Stockholder Proposals for the 2021 Annual Meeting
In order to be considered for inclusion in the Company's proxy statement for the 2021 Annual Meeting of Stockholders, the deadline for submission of stockholder proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is the close of business on December 30, 2020. Eligible stockholders who seek to submit a proposal for inclusion in the Company’s proxy statement must comply with all applicable Bylaws and SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Additionally, pursuant to the advance notice provision in our Bylaws, the Secretary must receive notice of any stockholder proposal or nomination for election as director to be submitted at the 2021 Annual Meeting of Stockholders, but not required to be included in our proxy statement, no earlier than February 23, 2021 and no later than the close of business on March 25, 2021. Sections 2.07 and 3.04 of our Bylaws set forth the information that is required in any written notice of a stockholder proposal or director nomination. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such stockholder proposals.
All stockholder proposals and director nominations pursuant to the advance notice provision or proxy access provision in our Bylaws should be sent to the Secretary at 2805 Dallas Parkway, Suite 400, Plano, TX 75093.

Costs of Solicitation
The costs of solicitation, if any, will be borne by Green Brick. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. Green Brick will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

Electronic Delivery
This year we have elected to take advantage of the SEC's rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite stockholders' receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. If you would like to receive a paper copy of the proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to receive a paper copy.

Reducing Duplicate Mailings
Because stockholders may hold shares of our Common Stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:
•Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or single set of proxy materials, you may contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
•Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or single set of proxy materials if there are other Green Brick stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.
•Right to Request Separate Copies. If you consent to the delivery of a single notice or single set of proxy materials but later decide that you would prefer to receive a separate copy of the Notice of Annual Meeting or proxy materials, as applicable, for each stockholder sharing your address, then please notify Broadridge Householding Department or your nominee, as applicable, and they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the Notice of Annual Meeting or proxy materials for each stockholder sharing your address in the future, you may also contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
Available Information
We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2019 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, on the Internet at www.greenbrickpartners.com. Stockholders who wish to obtain a paper copy of our 2019 Form 10-K may do so without charge by writing to Green Brick Partners, Inc., 2805 Dallas Parkway, Suite 400, Plano, TX 75093, Attention: Investor Relations. A copy of any exhibit to the 2019 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.
Richard A. Costello
Chief Financial Officer, Treasurer and Secretary
Green Brick Partners, Inc.
2805 Dallas Parkway, Suite 400
Plano, TX 75093

Dated: April 29, 2020

GREEN BRICK PARTNERS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P O BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/22/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/22/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Elizabeth K. Blake
02) Harry Brandler
03) James R. Brickman
04) David Einhorn
05) John R. Farris
06) Kathleen Olsen
07) Richard S. Press

The Board of Directors recommends you vote FOR the following proposals 2 and 3:

	For	Against	Abstain
2. To ratify the appointment of RSM US LLP as the Independent Registered Public Accounting Firm of the Company to serve for the 2020 fiscal year.	▢	▢	▢
3. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers.	▢	▢	▢

NOTE: Any other matters that may come before the meeting or any adjournments thereof will be voted in the best judgment of the proxies.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000467148_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

GREEN BRICK PARTNERS, INC.
Annual Meeting of Stockholders
June 23, 2020 at 10:00 A.M. Central Time
This proxy is solicited by the Board of Directors.

The stockholder(s) hereby appoint(s) James R. Brickman and Richard A. Costello, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GREEN BRICK PARTNERS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., CDT on June 23, 2020, at the Corporate Offices of Green Brick Partners, Inc. at 2805 Dallas Parkway, Suite 400, Plano, TX 75093, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and will be voted in the best judgment of the proxies on any other matters that may come before the meeting or any adjournments thereof.

0000467148_2 R1.0.1.18

Continued and to be signed on reverse side